EXHIBIT 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date:                    January 24, 2006

New Frontiers Capital, LLC

By:	Gerald R. Forsythe
Its:	Managing Member

By:	/s/ Robert C. Davis
Name:	Robert C. Davis
Its:	Attorney-in-Fact

Gerald R. Forsythe

By:	/s/ Robert C. Davis
Name:	Robert C. Davis
Its:	Attorney-in-Fact